                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12


                          JEFFERSON-PILOT CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):


/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.


/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:


/X/  Fee paid previously with preliminary materials.


/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

[JEFFERSON
 PILOT LOGO]

                         JEFFERSON-PILOT CORPORATION
                           100 North Greene Street
                       Greensboro, North Carolina 27401

                 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

                          MEETING DATE: MAY 1, 1995

Dear Shareholder:

You are cordially invited to attend the 1995 Annual Meeting of Jefferson-Pilot's shareholders. We will meet at the Corporation's offices in Greensboro, North Carolina on Monday, May 1, 1995, at 10:00 A.M.

The matters to be acted upon at the meeting are described in the attached Notice of Meeting and Proxy Statement.

Detailed information relating to the Corporation's activities and performance during 1994 is contained in our Annual Report to Shareholders.

I urge you to vote your shares by proxy, even if you plan to attend the meeting. After you read the proxy statement, please indicate on the proxy card the way you want your shares voted. Then date, sign and return the proxy card in the postage-paid return envelope.

On behalf of your Board of Directors, thank you for your continued support.

Sincerely,

David A. Stonecipher
--------------------
David A. Stonecipher
President and CEO
Jefferson-Pilot Corporation


March 29, 1995

                 NOTICE OF 1995 ANNUAL MEETING OF SHAREHOLDERS


                                 MARCH 29, 1995


Notice is Hereby Given that the Annual Meeting of Shareholders of
Jefferson-Pilot Corporation will be held at the Jefferson-Pilot Building (4th Floor), 100 North Greene Street, Greensboro, North Carolina, at 10:00 o'clock a.m. local time, on Monday, May 1, 1995, for the purpose of:

     (1) electing four persons as Class III directors with terms continuing until the Annual Meeting of Shareholders in 1998 and until their successors are duly elected and qualified;

     (2) approving an amendment to the Articles of Incorporation of the Corporation to increase the authorized common stock from 100,000,000 to 150,000,000 shares;

     (3) approving an amendment to the Articles of Incorporation to authorize a new class of 20,000,000 preferred shares;


     (4) approving amendment and restatement of the Long Term Stock Incentive Plan;


     (5) approving the 1995 Non-Employee Directors' Stock Option Plan for the Corporation's outside directors; and

     (6) transacting any other business that may be properly brought before the meeting or any adjournment of the meeting.

Holders of common stock of record at the close of business on March 6, 1995 will be entitled to vote at the meeting or any adjournment of the meeting.

Whether or not you expect to attend the meeting, please date, sign and return promptly the enclosed proxy card in order to ensure that your shares are voted. A shareholder giving a proxy may revoke it at any time before it is voted at the meeting.

On behalf of the Board of Directors,

Robert A. Reed
--------------
Robert A. Reed
Vice President and Secretary

--------------------------------------------------------------------------------


CONTENTS
Proxy Solicitation and Voting Information...................................................     3
Proposal I -- Election of Directors.........................................................     3
Security Ownership..........................................................................     7
Executive Compensation......................................................................     8
Proposals II and III -- Amendments to Articles of Incorporation to Increase Authorized
  Common Stock and to Authorize Preferred Stock.............................................    16
Proposal IV -- Approval of Amendment and Restatement of Long Term Stock Incentive Plan......    18
Proposal V -- Approval of 1995 Non-Employee Directors' Stock Option Plan....................    21
Other Information...........................................................................    23
Exhibit 1 -- Proposed Amendments to the Articles............................................    24
Exhibit 2 -- Long Term Stock Incentive Plan.................................................    25
Exhibit 3 -- 1995 Non-Employee Directors' Stock Option Plan.................................    29

PROXY STATEMENT

PROXY SOLICITATION AND VOTING INFORMATION

The enclosed proxy is solicited by the Board of Directors of Jefferson-Pilot Corporation ("Corporation") in connection with the Annual Meeting of Shareholders ("Meeting") to be held on May 1, 1995 and any and all adjournments of the Meeting. These proxies will be voted if properly signed, received by the Corporation prior to the close of voting at the Meeting and not revoked.


Holders of record of the Corporation's common stock ("common stock") at the close of business on March 6, 1995 will be entitled to vote at the Meeting. On that date, 48,457,231 shares of common stock were outstanding. Record holders are entitled to one vote per share on each matter properly brought before the Meeting. A majority of the outstanding shares of common stock must be represented in person or by proxy at the Meeting in order to constitute a quorum for the transaction of business.


Under North Carolina law and the Corporation's Articles of Incorporation, assuming a quorum is present, (i) the candidates receiving the highest number of votes will be elected directors, (ii) a majority of the votes cast by shareholders on each of the other matters voted on at the Meeting is required for its approval. Abstentions and broker non-votes are counted for purposes of determining a quorum. Abstentions, broker non-votes or failure to vote are disregarded in tabulating voting results, except as otherwise noted as to a specific proposal. Shareholders may not cumulate their votes. Votes will be counted by employees of Georgeson & Company, Inc. ("Georgeson"), which has been appointed to serve as Inspector of Election for the Meeting.

Proxies representing shares of common stock held of record also will represent full and fractional shares held under the Corporation's Dividend Reinvestment Plan.

A shareholder who has returned a proxy may revoke it at any time before its use by delivering a written notice of revocation to the Secretary of the Corporation, by submitting a properly executed, subsequently-dated proxy to the Corporation or by voting in person at the Meeting.

Where the shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in accordance with such specification(s). Unless otherwise so instructed, properly executed proxies which are returned in a timely manner will be voted for the nominees for director and for the four other proposals described in this Proxy Statement.

PROPOSAL I -- ELECTION OF DIRECTORS

Jefferson-Pilot's Board of Directors presently consists of fifteen members, divided into three classes. The terms of office of the three classes of directors end in successive years.

Three members of the class of directors whose term of office is expiring have been nominated to serve for a new three-year term that will end in 1998. Two directors, A. Linwood Holton, Jr. and Charles W. McCoy, are not standing for reelection in deference to the Board's retirement policy for directors which is included in the corporate governance principles ratified by shareholders at the 1993 annual meeting. All of the other directors and nominees have previously been elected by the shareholders except that the Board has nominated George W. Henderson, III for a three-year term. Mr. Henderson is President and Chief Executive Officer of Burlington Industries, Inc.

The Board has reduced the number of directors from fifteen to fourteen effective at the annual meeting, reflecting the two retirements and one new director.

The accompanying proxy will be voted for the election of the four nominees, unless authority to vote for one or more nominees is withheld. If any nominee is unable or unwilling to serve as a director for any reason (which is not anticipated), the proxy will be voted for the election of any substitute nominee designated by the Board of Directors.

Certain information about these nominees and the other directors whose terms of office will continue after the Meeting is shown below.

  NAME, AGE AND YEAR
    FIRST BECAME A
       DIRECTOR         PRINCIPAL OCCUPATION DURING LAST FIVE YEARS AND OTHER POSITIONS(1)
-------------------------------------------------------------------------------------------
            NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING 1998 -- CLASS III
ROBERT G. GREER*        Chairman of the Board, Tanglewood Bank, Houston, TX
age 60
Director since 1975
GEORGE W. HENDERSON,    President and Chief Executive Officer, Burlington Industries, Inc.
  III                   (manufacturer of textile products), Greensboro, NC since January 1,
age 46                  1995; President and Chief Operating Officer from April 1993; prior
Nominee                 thereto, Group Vice President; also a director since 1990
HUGH L. MCCOLL, JR.     Chairman and Chief Executive Officer, NationsBank Corporation,
age 59                  Charlotte, NC since November 1993; Chairman, President and Chief
Director since 1993     Executive Officer from December 1992 to October 1993 and prior to
                        December 1991; President and Chief Executive Officer from December
                        1991 to December 1992; also serves as Chief Executive Officer of that company's subsidiary banks
MARTHA A. WALLS         President and Chief Executive Officer, Southern Newspapers, Inc.,
age 67                  Houston, TX
Director since 1990


                CONTINUING DIRECTORS FOR THE TERM EXPIRING 1996 -- CLASS I
THOMAS M. BELK          President, Belk Stores Services, Inc., Charlotte, NC and President
age 70                  of numerous department stores in the Southeast and Southwest
Director since 1989     operating under the Belk name
WILLIAM E. BLACKWELL    President, Jefferson-Pilot Communications Company since July 1991;
age 62                  Executive Vice President of the Corporation(2)
Director since 1985
C. RANDOLPH FERGUSON    Senior Vice President of the Corporation since May 1989; prior
age 49                  thereto, Vice President - Planning & Internal Auditing; Executive
Director since 1989     Vice President - Group, Jefferson-Pilot Life Insurance Company
                        since August 1988(2)
WILLIAM PORTER PAYNE    President and Chief Executive Officer, Atlanta Committee for the
age 47                  Olympic Games, Atlanta, GA since January, 1991; prior thereto,
Director since 1993     President and Chief Executive Officer, Georgia Amateur Athletics
                        Foundation, d/b/a Atlanta Organizing Committee, Atlanta, GA
ROBERT H. SPILMAN*      Chairman of the Board of the Corporation since March 1993; Chairman
age 67                  of the Board and Chief Executive Officer, Bassett Furniture
Director since 1984     Industries, Inc. (furniture manufacturer), Bassett, VA

                CONTINUING DIRECTORS FOR THE TERM EXPIRING 1997 -- CLASS II
EDWIN B. BORDEN         President and Chief Executive Officer, The Borden Manufacturing Co.
age 60                  (textiles), Goldsboro, NC
Director since 1991
WILLIAM H. CUNNINGHAM*  Chancellor, The University of Texas System, Austin, TX since
age 51                  September 1992; prior thereto, President, The University of Texas
Director since 1986     at Austin

  NAME, AGE AND YEAR
    FIRST BECAME A
       DIRECTOR         PRINCIPAL OCCUPATION DURING LAST FIVE YEARS AND OTHER POSITIONS(1)
-------------------------------------------------------------------------------------------
E. S. MELVIN            Senior Vice President, Central Carolina Bank & Trust Company since
age 61                  June 1993; prior thereto, Chairman of the Board and Chief Executive
Director since 1988     Officer, 1st Home Federal Savings and Loan Association of the
                        Carolinas, F.A., Greensboro, NC
DONALD S. RUSSELL, JR.  Attorney in sole practice in Columbia, SC age 55
Director since 1977
DAVID A. STONECIPHER*   President and CEO of the Corporation; President-Elect and CEO-Elect
age 53                  from September 1992 to February 1993; President and CEO since March
Director since 1993     1993, Jefferson-Pilot Life Insurance Company(2); President,
                        GeorgiaUS (holding company), Atlanta, GA from February 1991 to
                        August 1992 and Executive Vice President from April 1989 to
                        February 1991; also served as President and CEO of that company's subsidiaries, Life Insurance Company of Georgia and Southland Life
                        Insurance Company, from July 1991 to August 1992 and as President and Chief Operating Officer of the former from May 1989 to July
                        1991 and as President of the latter from January 1990 to July 1991

---------------

 *  Member of the Corporation's Executive Committee.
(1) In addition to the directorships shown in the table, Mr. Belk is a director of NationsBank Corporation and Ruddick Corporation; Mr. Borden is a director of Carolina Power & Light Company, Triangle Bancorp, Ruddick Corporation and Winston Hotels, Inc.; Mr. Cunningham is a director of Freeport-McMoRan, Inc., La Quinta Motor Inns, Inc., twenty-one funds in the John Hancock family of mutual funds and Texas Commerce Bank (Advisory Director); Mr. McColl is a director of CSX Corporation, Ruddick Corporation and Sonoco Products Company; Mr. Melvin is a director of Beamon Corporation; Mr. Russell is a director of NationsBank, N.A. (Carolinas) and Piedmont Natural Gas Company; and Mr. Spilman is a director of Dominion Resources, Inc., NationsBank Corporation, The Pittston Co., Reliable Stores, Inc., Trinova Corporation and Virginia Electric and Power Company.
(2) Jefferson-Pilot Communications Company and Jefferson-Pilot Life Insurance Company are wholly-owned subsidiaries of the Corporation.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors held five meetings during 1994. Attendance by directors at meetings of the Board and of committees on which they served averaged approximately 95%.

To assist the Board of Directors in carrying out its duties and responsibilities, it has appointed several standing committees, including the four described below.

Under the Statement of Principles of Jefferson-Pilot Corporation with Respect to Certain Corporate Governance Matters, which were adopted by the Board and ratified overwhelmingly by shareholders in 1993, the Audit, Compensation and Conflict of Interests Committees may not include any inside director (a current or recent executive officer or any relative thereof) or any other director who is an executive officer of another public corporation on whose board an executive officer and director of the Corporation serves. Each of these Committees is authorized to engage independent advisers with an appropriate budget made available for this purpose. The Nominating Committee may not include more than one inside director.


The Audit Committee, which met twice in 1994, is currently composed of Directors Russell (Chairman), Belk, Borden, Holton, Melvin and Walls. The duties of the Committee include recommendation of the independent accountants to be appointed by the Board; approval of the scope of the accountants' examination and other services; review of the financial statements, including auditors' opinions and management letters, and reporting to the Board the Committee's recommendation with respect thereto; review of financial and/or fiscal policies and policy decisions; determination of the duties and responsibilities of the officer with internal auditing responsibility; approval of the scope of such officer's work and review of the results thereof; approval of such officer's staffing requirements and budget; and, through review of the results of internal and external audits, monitoring of internal programs to ensure compliance with laws, regulations and the Corporation's responsibilities for financial reporting to the public.


The Compensation Committee, which met three times in 1994, is currently composed of Directors Cunningham (Chairman), McCoy, Belk, McColl, Melvin, and Spilman. The duties of the Committee include approval of salaries to be paid to senior executive officers; approval of or delegation to the President or a Vice President of the authority to approve the salaries of all other officers; review of the qualified employee benefit plans maintained by the Corporation; review of all recommendations for changes in any plan which must be approved by the Board; and administering officer incentive plans as well as determining the awards thereunder for senior executive officers.


The Nominating Committee, which met once in 1994, is currently composed of Directors Stonecipher (Chairman), Cunningham, Greer, McCoy and Spilman. The duties of the Committee include recommendation to the Board with respect to nominees for election as directors; and recommendation to the Board with respect to the composition of all Committees of the Board other than the Executive and Nominating Committees. In selecting nominees for the Board of Directors, the Committee will consider nominees recommended in writing by shareholders to the same extent as nominees recommended by management. The Committee will not be able to consider recommendations received less than 120 days prior to the date of the meeting at which directors are to be elected.


The Conflict of Interests Committee, which met once in 1994, is currently composed of Directors Walls (Chairperson), Borden, Holton, Payne and Russell. The duties of the Committee include annual review of all significant relationships which directors have with the Corporation, directly or indirectly, and make appropriate recommendations to the Board based thereon concerning Committee assignments. The duties also include investigation of any complaints concerning a possible conflict of interests involving directors or officers of the Corporation, recommendation to the Board of action to be taken to remove any such conflict and recommendation of policies or procedures designed to avoid any such conflicts of interests.


COMPENSATION OF DIRECTORS

Directors who are not employees of the Corporation or one of its subsidiaries receive a retainer of $30,000 per year, plus a fee of $1,000 for each Board or committee meeting of the Corporation or one of its subsidiaries attended ($500 for a committee meeting held in connection with a Board meeting). In 1994, the retainer was $25,000 and the subsidiary meeting fee was $500. Committee chairpersons receive an additional annual retainer of $3,000. The Chairman of the Board receives an additional annual retainer of $50,000. For each of Directors McColl and Payne, one-third of the non-employee director stock grant of 2,250 shares of common stock vested during 1994. The Corporation has discontinued the practice of making such one-time awards to non-employee directors.

Directors may elect to defer receipt of some or all cash directors' fees. Deferred accounts are credited with phantom stock of the Corporation or with interest at rates representative of market rates, as selected by the director. Deferred accounts are unfunded and are paid out after Board service ends.

The Non-Employee Directors' Stock Option Plan described on page 21 will provide the opportunity for additional compensation based on the performance of the Corporation's common stock.

SECURITY OWNERSHIP

The following table shows the beneficial ownership of the Corporation's common stock as of March 6, 1995 for each director, the director nominee and each of the five highest paid executive officers, and for all such persons and other executive officers as a group, based on information they supplied.


                                                                                         SHARES
                                                                                      BENEFICIALLY
                                      NAME                                             OWNED(1)(2)
----------------------------------------------------------------------------------------------------
Thomas M. Belk...................................................................          3,335
William E. Blackwell.............................................................         51,113
Edwin B. Borden..................................................................         11,000
William H. Cunningham............................................................          3,008
C. Randolph Ferguson.............................................................         35,049
Robert G. Greer..................................................................          3,600
George W. Henderson, III.........................................................            200
A. Linwood Holton, Jr. ..........................................................          2,560
Hugh L. McColl, Jr. .............................................................          2,250(2)
Charles W. McCoy.................................................................         19,203
E. S. Melvin.....................................................................          7,325
William Porter Payne.............................................................          2,877(3)
Donald S. Russell, Jr. ..........................................................         79,875
Robert H. Spilman................................................................         11,449
David A. Stonecipher.............................................................         98,885
Martha A. Walls..................................................................          9,302
Dennis R. Glass..................................................................         43,543
John D. Hopkins..................................................................         35,500
Kenneth C. Mlekush...............................................................         37,692
Directors, the nominee and executive officers as a group (20 persons)............        460,418(2)


---------------

(1) The individuals have sole voting and investment power with respect to the shares shown, except as follows: Mr. Belk: 135 shares are held by his wife and 3,200 shares are held by a corporation of which he is the sole shareholder; Mr. Blackwell: 1,500 shares are held by his wife; Mr.
     Melvin: 300 shares are held by each of two sons; Mr. Russell: 74,250 shares are held of record by his father under an arrangement under which Mr. Russell has sole voting power; Mr. Spilman: 700 shares are held by his wife; Mr. Stonecipher: 2,000 shares are held by his wife; and Ms.
     Walls: 5,600 shares are owned jointly with her husband and 1,323 shares are held by a corporation of which she is an officer, director and principal shareholder. Except as specifically indicated, the directors named in this note have no authority to vote these shares. The shares reported include the following shares which the executives had the right to acquire within 60 days through the exercise of employee options: Mr. Blackwell, 3,333; Mr. Ferguson, 2,500; Mr. Stonecipher, 75,000; Mr. Glass, 40,000; Mr. Hopkins, 32,500; Mr. Mlekush, 36,666; and the group, 219,999.

(2) None of the individuals reported beneficial ownership of more than 1% of the total shares outstanding. Mr. McColl reported that NationsBank Corporation, of which he is Chairman and Chief Executive Officer, holds 1,355,000 shares (2.8%) for its own account, as to which he disclaims beneficial ownership.

(3) Includes 750 shares, the last installment of a non-employee director stock grant, which are scheduled to vest on May 3, 1995.

The Corporation believes that all of its executive officers and directors complied in 1994 with all applicable stock ownership reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, except that Mr. McColl was late in filing reports disclosing certain of the purchases of stock by NationsBank Corporation.

The following table shows ownership of the Corporation's common stock by all persons known to the Corporation to own beneficially five percent or more of such stock as of March 6, 1995.

                       NAME AND ADDRESS                           AMOUNT AND NATURE OF     PERCENT
                     OF BENEFICIAL OWNER                          BENEFICIAL OWNERSHIP     OF CLASS
---------------------------------------------------------------------------------------------------
Delcor, Inc.                                                            3,095,400(1)          6.4%
1105 North Market Street
Wilmington, DE 19899
INVESCO PLC                                                             2,441,735(2)          5.0%
11 Devonshire Square
London EC2M 4YR, England

---------------

(1) Delcor, Inc. ("Delcor"), Golden Eagle Industries, Inc. ("Golden Eagle") (1110 East Morehead Street, Charlotte, NC 28204), C. D. Spangler, Jr. (910 Raleigh Road, Chapel Hill, NC 27515) and W. D. Cornwell, Jr. (1110 East Morehead Street, Charlotte, NC 28204), have furnished the Corporation with an SEC Schedule 13D dated December 21, 1992 and an amendment thereto dated January 18, 1993, indicating that Delcor, a wholly-owned subsidiary of Golden Eagle, is the record owner of these 3,095,400 shares, that Messrs. Spangler and Cornwell may be deemed to control Golden Eagle and Delcor, and that Messrs. Spangler and Cornwell may thus be considered to have beneficial ownership of the shares of common stock beneficially owned by Delcor. Mr. Cornwell, who is a director, President and Treasurer of Delcor and Golden Eagle, is the record owner of 2,500 shares of common stock; in addition, 2,000 shares of common stock are held under arrangements under which Mr. Cornwell might be deemed a beneficial owner of such shares. Mr. Spangler, who is the record owner of 750 shares of common stock, is a director of Golden Eagle.
(2) INVESCO PLC has furnished the Corporation with an SEC Schedule 13G dated February 10, 1995 indicating that it and a number of its affiliates including INVESCO Capital Management, Inc. may be deemed to beneficially own these 2,441,735 shares by virtue of having shared voting power and shared dispositive power over the shares, which are reported to be held on behalf of other persons who have the power to direct the receipt of dividends and proceeds from sales.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Principles of the Executive Pay Program

The foundation of the executive compensation program is based on guiding principles designed to align compensation with the Corporation's mission, business strategy and values. Building on this foundation, the executive compensation program is designed to retain and motivate the executive talent needed to maximize the Corporation's return to shareholders by:

     - providing base compensation levels that are competitive with that provided in the various markets in which the Corporation competes for executive talent;

     - rewarding executives for the achievement of specific corporate and unit earnings goals, as well as market-related goals necessary to build value over the long term; and

     - creating earned share ownership opportunities so that the long-term maximization of shareholder value truly links executive and shareholder interests.

In the executive compensation program's implementation, the Compensation Committee considers each of these principles, which are described in greater detail below.

Competitive Compensation Levels

Total compensation (base salary and incentive) targets for expected levels of performance are developed for executive officers. Published survey materials, proxy statement analyses and counsel with consultants form the basis for establishing targeted compensation levels, including the incentive compensation described below. Companies listed as the "Similarly Diversified Companies" in the Performance Graph are included in the compensation survey data, as are other companies. The Corporation uses broad financial services and insurance industry surveys to determine competitive data, since executives may be recruited from or attracted to companies other than those included in the "Similarly Diversified Companies." In general, total compensation is targeted at the second quartile (i.e., the 50 to 75 percent range) of the relevant marketplace for each executive's area of responsibility (e.g., life insurance, broadcasting, etc.). Actual compensation of the individuals named in the Summary Compensation Table for 1994, including Mr. Stonecipher, fell within the second quartile of the relevant marketplace.

Incentive and Reward

Achieving both the short- and long-term goals described below is necessary for executives to earn competitive total compensation. Depending on position, between 50 and 60 percent of each executive officer's total targeted compensation is based upon performance. Performance-related elements include annual bonus, long-term incentive compensation ("Long-Term Plan") payouts and stock options.

The annual incentive compensation plan is keyed to competitive annual incentive norms and is based on the achievement of short-term goals consisting of the Corporation's earnings per share ("EPS") and operating income targets set for the Corporation and each line of business. Additional short-term goals such as market share, premium growth and new business issued may also affect incentive awards. The short-term goals for executives are developed based on the Corporation's annual budgets and operating plans. The weights accorded to the goals vary depending on the participant's position. The actual performance of the Corporation and of the individuals named in the Summary Compensation Table in 1994 resulted in bonuses varying from 40.7% to 49.3% of base salary.

Long-term incentives come in two forms under the Stock Option Plan: the Long-Term Plan, which is a three-year plan based on cumulative growth of operating EPS, and stock options. Participants in the Long-Term Plan are eligible for an annual payment, the first having been made in early 1995, contingent upon the Corporation's achieving specified levels of compound growth rate in the cumulative operating earnings per share ("CGR") during the preceding three years (or, in the case of the phase-in period ending December 31, 1994, the preceding two years). Payouts are expressed as a percentage (which varies according to the participant and the level of CGR achieved) of each participant's salary during the last year of the relevant period and are established in combination with the expected value of stock option grants such that competitive and performance-related long-term incentive opportunities are available. No amounts will be payable under the Long-Term Plan if the CGR during the relevant period is less than 50% of the targeted CGR. Payouts for Mr. Stonecipher are based on a percentage that is 33% greater than the percentage for other current participants in the Long-Term Plan due to differences in competitive practice for the Chief Executive Officer position versus that of other executive officers.

Nearly half of the stock options awarded in 1994 to executive officers were granted pursuant to employment agreements, which are described below under "Employment Contracts." The agreements provide for grants of options in amounts that, when combined with long-term incentives under the three-year plan, provide total long-term incentive compensation that is competitive with other large insurance companies, based on data from industry surveys. Actual gains from stock option grants are dependent upon stock price increases from the fair market value at the time of grant. The Compensation Committee does not consider levels of share ownership or past option grants in making current stock option awards as it desires to continually reinforce the goal of stock price improvement.

Equity Ownership


Sustained and increasing ownership by executives of the Corporation's stock is expected upon shares being earned through performance. Half of the value earned under the Long-Term Plan is delivered in shares. In the first payout for the phase-in cycle which ended in 1994, an aggregate of 4,483 shares were delivered to six executive officers. The direct link between shareholders and executives is strengthened by using stock options as an important incentive vehicle. Expectations are established regarding the continued ownership by executives during their employment of shares acquired upon exercise of options and under the Long-Term Plan.



Chief Executive Officer's Compensation


Mr. Stonecipher's salary for 1994 reflected a 4% increase over that guaranteed for 1993 under his employment agreement with the Corporation, which was negotiated on an arms' length basis and entered into on August 11, 1992. Under this agreement, Mr. Stonecipher's bonus for 1994 was determined in accordance with a formula based on growth in EPS over the prior year. In 1994, EPS increased 12.8% compared with 1993 (before the initial application of FAS 106). In addition, pursuant to his employment agreement, Mr. Stonecipher participates in the Long-Term Plan and received a payout in early 1995 based on achievement of near-target CGR over the two-year period 1993-94, and in 1994 received a stock option to purchase 25,000 shares at the fair market value on the date of grant.

The Corporation has not awarded any compensation that is non-deductible under
Section 162(m) of the Internal Revenue Code. In the event that the Compensation Committee considers awarding compensation in the future which would not be deductible under Section 162(m), the Committee will consider what actions, if any, should be taken to seek to make such compensation deductible.

                             COMPENSATION COMMITTEE

                             William C. Cunningham, Chairman
                             Thomas M. Belk
                             Hugh L. McColl, Jr.
                             Charles W. McCoy
                             E. S. Melvin
                             Robert H. Spilman

A summary of the compensation for the Corporation's chief executive officer, and for the four other executive officers who were the highest paid for 1994 ("named officers"), for services to the Corporation or its subsidiaries is shown in the following table.

                           SUMMARY COMPENSATION TABLE


                                                                                           LONG TERM
                                                                                          COMPENSATION
                                                                                      --------------------

                                                        ANNUAL COMPENSATION           AWARDS(2)    PAYOUTS
                                                -----------------------------------   ----------   -------
                                                                       OTHER ANNUAL   SECURITIES    LTIP
                                                                       COMPENSATION   UNDERLYING   PAYOUTS
      NAME AND PRINCIPAL POSITION        YEAR   SALARY($)   BONUS($)      ($)(1)      OPTIONS(#)   ($)(3)
----------------------------------------------------------------------------------------------------------
David A. Stonecipher...................  1994    780,000    338,520            --       25,000     203,840
President and Chief Executive Officer    1993    750,000    235,500            --       25,000          --
  of the Corporation and of              1992    242,308         --       221,790       25,000          --
Jefferson-Pilot Life Insurance
Company(4)
Kenneth C. Mlekush.....................  1994    338,000    140,000            --       15,000      66,248
Senior Vice President of the             1993    325,000    122,900        36,508       15,000          --
  Corporation and Executive Vice         1992         --         --       125,000           --          --
President -- Individual of
Jefferson-Pilot Life Insurance
Company(4)
William E. Blackwell...................  1994    317,500    156,464            --       10,000      62,230
Executive Vice President of the          1993    305,000    132,370            --           --          --
Corporation and President,               1992    261,192    133,875            --           --          --
  Jefferson-Pilot Communications
Company
Dennis R. Glass........................  1994    303,000    125,000        30,000        7,500      59,388
Senior Vice President and Treasurer of   1993     63,462     13,992       125,000       25,000          --
  the Corporation and Executive Vice
President and Treasurer of
Jefferson-Pilot Life Insurance
Company(4)
John D. Hopkins........................  1994    282,500    115,000            --       15,000          --
Senior Vice President and General        1993    188,558     56,567        41,300       15,000          --
  Counsel of the Corporation and
Executive Vice President and General
Counsel of Jefferson-Pilot Life
Insurance Company(4)

---------------

(1) Other annual compensation for Mr. Mlekush includes a transition payment of $50,000 and a payment for bonus foregone from his previous employer of $75,000. For Mr. Hopkins it includes a transition payment of $35,000. For Mr. Stonecipher it includes a transition payment of $150,000 and a payment of $70,640 for costs in connection with the sale of his former residence. For Mr. Glass it includes a transition payment of $25,000 and a payment for bonus foregone from his previous employer of $130,000 of which $30,000 was paid in 1994.

(2) During the years 1992-1994, none of the named individuals were granted any stock appreciation rights ("SAR's") or restricted stock awards.

(3) LTIP payouts were made 50% in shares of the Corporation's common stock which the executives are expected to retain.
(4) Mr. Stonecipher became President and Chief Executive Officer on March 1, 1993, having joined the Corporation as President-Elect and Chief Executive Officer-Elect on September 8, 1992. Messrs. Glass, Hopkins and Mlekush first became employed by the Corporation in 1993. See "Employment Contracts" below.

LONG TERM STOCK INCENTIVE PLAN

This plan provides long term incentives, based on Jefferson-Pilot common stock and on growth in earnings per share ("EPS"), to employees who may influence the long term performance of the Corporation and its subsidiaries. Key features of the plan include stock options and long term incentive awards. The option price may not be less than 100% of the fair market value of the stock on the award date. The following table shows options awarded by the Compensation Committee in 1994 to the named officers.

The price of the common stock must appreciate in order for optionees to realize any gain. As the stock price increases, all shareholders benefit proportionately.

                           OPTION GRANTS DURING 1994

                                                      PERCENT OF
                                         NUMBER OF      TOTAL
                                        SECURITIES     OPTIONS                                GRANT DATE
                                        UNDERLYING    GRANTED TO                             PRESENT VALUE
                                          OPTIONS     EMPLOYEES    EXERCISE    EXPIRATION   (BLACK-SCHOLES)
                 NAME                   GRANTED(#)     IN 1994     PRICE ($)      DATE          ($)(1)
-----------------------------------------------------------------------------------------------------------
David A. Stonecipher..................     25,000        19.4        45.125       2/14/04       161,056
Kenneth C. Mlekush....................     15,000        11.6        45.125       2/14/04        96,634
William E. Blackwell..................     10,000         7.8        45.125       2/14/04        64,423
Dennis R. Glass.......................      7,500         5.8        45.125       2/14/04        48,317
John D. Hopkins.......................     15,000        11.6        45.125       2/14/04        96,634

---------------

(1) The values shown in this table have been calculated through standard application of the Black-Scholes pricing model, using the following assumptions: options are exercised at the end of their ten-year term; interest rates are based on U.S. Treasury Strips available on the grant date and maturing at the end of the option term; volatility is based on the average daily closing market prices for December 1989 through December 1993; and the average annual dividend growth rate approximates 10%. The actual value an executive officer receives from a stock option is dependent on future market conditions, and there can be no assurance that the value ultimately realized by the executive will not be more or less than the amount reflected as "Grant Date Present Value." In addition, the value shown does not take into account the nontransferability of the options. The options granted under employment agreements are exercisable immediately and the discretionary options (5,000 for Mr. Mlekush, 10,000 for Mr. Blackwell and 7,500 for Mr. Hopkins) become exercisable in one-third increments over three years.

The following table shows stock option exercises during 1994 and the value of unexercised options as of December 31, 1994.

                      AGGREGATED OPTION EXERCISES IN 1994
                      AND DECEMBER 31, 1994 OPTION VALUES

                                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                            SHARES                       OPTIONS AT 12-31-94 (#)           AT 12-31-94 ($)
                         ACQUIRED ON       VALUE       ---------------------------   ---------------------------
         NAME            EXERCISE (#)   REALIZED($)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------------------------------------------------------------------------------------------
David A. Stonecipher...         --              --        75,000             --        575,000             --
Kenneth C. Mlekush.....         --              --        25,000          5,000        121,875         33,750
William E. Blackwell...      8,750         228,732            --         10,000             --         67,500
Dennis R. Glass........         --              --        32,500             --         50,625             --
John D. Hopkins........         --              --        22,500          7,500         50,625         50,625

The dollar values shown above represent the difference between the fair market value of the common stock and the exercise price of the options at exercise or December 31, 1994 respectively.

The following table shows awards in 1994 under the Long-Term Plan, which is described under "Incentive and Reward" above.

                  LONG-TERM INCENTIVE PLANS -- AWARDS IN 1994

                                                                             ESTIMATED FUTURE PAYOUTS
                                                            PERFORMANCE           UNDER NON-STOCK
                                                             OR OTHER            PRICE-BASED PLANS
                                        NUMBER OF SHARES   PERIOD UNTIL    -----------------------------
                                         UNITS OR OTHER    MATURATION OR   THRESHOLD   TARGET    MAXIMUM
                 NAME                    RIGHTS (#)(1)       PAYOUT(2)      ($)(3)     ($)(3)    ($)(3)
--------------------------------------------------------------------------------------------------------
David A. Stonecipher..................            --         1994-1996      156,000    312,000   468,000
Kenneth C. Mlekush....................            --         1994-1996       50,700    101,400   152,100
William E. Blackwell..................            --         1994-1996       47,625     95,250   142,875
Dennis R. Glass.......................            --         1994-1996       45,450     90,900   136,350
John D. Hopkins.......................            --         1994-1996           --         --        --

---------------

(1) Long-term awards are not designated in shares, units or other rights. Payouts are based on the compound growth rate ("CGR") in earnings per share during the three-year period. Payouts, if any, are in a 50/50 ratio of cash and common stock valued at the fair market value on the date of payout.
(2) Amounts in the table are based on current annual salary. Actual payments, if any, will be calculated as a percentage (which varies according to the participant and the level of CGR achieved) of salary during the last year in the period.
(3) Payouts are contingent upon achieving specified levels of CGR. The target amount will be payable if the targeted CGR is achieved. The threshold amount will be payable if 50% of the targeted CGR is achieved; below 50% no payout will be made. The maximum amount will be payable if 150% or more of the targeted CGR is achieved.

RETIREMENT PLANS

Retirement benefits are provided under both a qualified plan and a nonqualified supplemental benefit plan maintained by the Corporation for certain senior executives, and the following table includes benefits under both plans.

                               PENSION PLAN TABLE

                                                                      YEARS AT SERVICE
                                                           --------------------------------------
                                                                                         20 YEARS
                FINAL AVERAGE EARNINGS                     10 YEARS       15 YEARS       OR MORE
-------------------------------------------------------------------------------------------------
$ 200,000..............................................    $ 50,000       $ 75,000       $100,000
$ 400,000..............................................    $100,000       $150,000       $200,000
$ 600,000..............................................    $150,000       $225,000       $300,000
$ 800,000..............................................    $200,000       $300,000       $400,000
$1,000,000.............................................    $250,000       $375,000       $500,000
$1,200,000.............................................    $300,000       $450,000       $600,000

The table illustrates straight life annuity annual benefits that would be payable upon normal retirement at age 65 on January 1, 1995 to participants in specified earnings and years of service classifications. Benefits shown are not subject to offset for amounts payable under Social Security, but are subject to reduction in the event of early retirement.

For purposes of the table, covered compensation consists of the amounts disclosed in the Summary Compensation Table as salary and, for years after 1992, bonus. The credited years of service for the named individuals are as follows: Mr. Stonecipher, 2 years; Mr. Mlekush, 2 years; Mr. Blackwell, 37 years; Mr. Hopkins, 2 years; and Mr. Glass, 1 year.

Mr. Stonecipher is entitled to additional retirement benefits pursuant to the terms of his employment agreement.

EMPLOYMENT CONTRACTS

On March 1, 1993, David A. Stonecipher became the President and Chief Executive Officer of the Corporation and Jefferson-Pilot Life Insurance Company pursuant to an employment agreement dated August 11, 1992, which expires on December 31, 1997. Mr. Stonecipher's 1993 base salary under the agreement was $750,000 and is subject to review and increase by the Compensation Committee in subsequent years as appropriate. An annual bonus of up to 50% of base salary may be earned, determined in accordance with a formula based on growth in EPS over the prior year. A bonus of 30% of base salary was guaranteed for 1993. Pursuant to the agreement, Mr. Stonecipher has been granted options to purchase at the market price on the date of grant 75,000 shares of Common Stock under the Corporation's Stock Option Plan. Mr. Stonecipher, currently age 53, is entitled to an annual retirement benefit at age 65 equal to 67% (reduced in the case of termination of service before age 65) of the average annual base salary and annual bonus payments over the last 60 months of employment, reduced by other retirement benefits received by Mr. Stonecipher from his former employer or under retirement plans of the Corporation, including the pension plans described above.

Messrs. Mlekush, Glass and Hopkins and one other executive officer joined the Corporation in 1993 under three-year employment agreements providing for annual salary, and guaranteed options over three years covering shares, as follows: Mr. Mlekush, $325,000 and 35,000 shares; Mr. Glass, $300,000 and 40,000 shares; and Mr. Hopkins, $265,000 and 30,000 shares. Base salaries are subject to review and increase by the Compensation Committee in subsequent years as appropriate. The agreements also provide that annual bonuses of up to 48% of base salary may be earned in accordance with a formula based on growth in operating EPS and, in the case of Mr. Mlekush, on growth in earnings from individual insurance operations and annualized individual insurance premium sales, with guaranteed first year bonuses of 30% of earned salary. The agreements also provide for participation in the Long-Term Plan (except for Mr. Hopkins) and for transition payments, moving expense reimbursements and certain foregone bonus reimbursements -- see note (1) to the Summary Compensation Table.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Directors McColl, McCoy, Melvin and Spilman served as members of the Compensation Committee of the Board during all of 1994. In addition, Directors Belk and Cunningham joined the Committee on February 14, 1994 and served during the remainder of 1994. Director McCoy served as Chairman of the Committee until November 7, 1994 when Mr. Cunningham became Chairman. None of such persons was an officer or employee of the Corporation or any of its subsidiaries.

Jefferson-Pilot Life Insurance Company ("Life Company"), a subsidiary of the Corporation, leases office space in Greensboro, North Carolina to NationsBank, N.A. (Carolinas) ("Bank"), a subsidiary of NationsBank Corporation, of which Hugh L. McColl, Jr., a member of the Compensation Committee, is Chairman of the Board and Chief Executive Officer (in addition to serving as Chief Executive Officer of the Bank). With escalation, the annual rent now slightly exceeds $600,000 for approximately 50,000 square feet. The space was leased to the Bank in 1975 at rentals which at the time the lease agreement was negotiated were no more or less favorable, in the opinion of management of the Life Company, than those which an unaffiliated company would be required to pay for similar space.

The Life Company has for many years provided group life insurance to the employees of NationsBank and its subsidiaries and administered the self-insured medical plan for their employees. During 1994, the Life Company received from NationsBank an aggregate of approximately $13.6 million in group life insurance premiums (including employee-paid premiums) and administrative fees for servicing the medical plan. The premiums and fees charged were negotiated in an arms' length transaction. As a result, management believes that those premiums and fees are no more or less favorable than those which an unaffiliated company of comparable size would be charged for similar insurance and services.

The Corporation and its subsidiaries have a $100 million uncommitted line of credit with NationsBank of Georgia, N.A., a subsidiary of NationsBank. Peak borrowings in 1994 were $92 million. The Life Company also entered into reverse repurchase transactions during 1994 with NationsBank. Amounts owing to NationsBank under these agreements peaked at $50.7 million. No amounts were outstanding at year end under either of these arrangements. Similar arrangements exist with other financial institutions.

SHAREHOLDER RETURN


The following graph illustrates the cumulative total shareholder return on Jefferson-Pilot's common stock compared to total returns on Standard & Poor's 500 Stock Index and on certain other similarly diversified life insurance companies. The graph assumes that $100 was initially invested on December 31, 1989 and that all dividends were reinvested.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

  AMONG JEFFERSON-PILOT CORPORATION, S&P 500 INDEX, AND SIMILARLY DIVERSIFIED
                                   COMPANIES

                                                                    CUSTOM
                                                                   COMPOSITE
      MEASUREMENT PERIOD          JEFFERSON-                       INDEX (10
    (FISCAL YEAR COVERED)         PILOT CORP.       S&P 500         STOCKS)
DEC '89                                   $100            $100            $100
DEC '90                                   $ 90            $ 97            $ 85
DEC '91                                   $143            $126            $124
DEC '92                                   $189            $136            $167
DEC '93                                   $190            $150            $174
DEC '94                                   $217            $152            $157


The similarly diversified companies included in the custom composite index are American General Corporation, American National Insurance Company, Providian Corporation (formerly Capital Holding Corporation), The Liberty Corporation, Lincoln National Corporation, ReliaStar Financial Corp. (formerly The NWNL Companies, Inc.), Protective Life Corporation, Provident Life & Accident Insurance Company of America (Class B Common), Torchmark Corporation, and USLife Corporation. Each company is weighted according to its respective stock market capitalization at the beginning of each calendar quarter included in the graph.

PROPOSALS II AND III -- AMENDMENTS TO ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK AND TO AUTHORIZE PREFERRED STOCK

The Board of Directors has unanimously adopted and recommended for shareholder approval, amendments to the Corporation's Articles of Incorporation to increase the authorized common stock from 100,000,000 to 150,000,000 shares and to authorize a class of 20,000,000 shares of preferred stock, for the reasons discussed below. A copy of the proposed amendment to Article IV of the Corporation's Articles of Incorporation is attached as Exhibit 1.

INCREASE IN AUTHORIZED COMMON STOCK


Article IV of the Articles currently provides for the issuance of up to 100,000,000 shares of common stock, $1.25 par value. As of March 6, 1995 the Corporation had 48,457,231 common shares outstanding. There were an aggregate of approximately 3,100,000 shares covered by the Corporation's amended Long Term Stock Incentive Plan (approximately 2,900,000 shares) and its Non-Employee Directors' Stock Option Plan (200,000 shares), in each case subject to shareholder approval at this meeting. Accordingly, at March 6, 1995, there were only approximately 48,450,000 shares of common stock authorized but not issued or covered by these plans, and thus available for issuance for other corporate purposes such as stock splits or stock dividends, acquisitions, the raising of additional capital and other corporate purposes including the Corporation's shareholder rights plan under which most of such shares might potentially become issuable.



The Board believes that it is desirable to have additional shares of common stock authorized to accommodate a possible future stock split and/or possible future acquisitions and stock offerings and for other general corporate purposes. The Board has no current commitments, agreements or plans to engage in any of the above transactions, although the strategy for growth includes analysis of acquisition opportunities. The Board believes that the proposed increase in the number of authorized shares of common stock is desirable to provide greater flexibility and efficient corporate management. Like the presently authorized but unissued shares, the additional authorized shares would be available for any proper corporate purpose without the delay and expense of further action by the shareholders, unless such action is required by applicable law or by the rules of the New York Stock Exchange. The additional shares of common stock for which authorization is sought would be identical to the shares of common stock now authorized. Holders of shares of the Corporation do not have preemptive rights to subscribe to additional common stock which the Corporation may issue.


ADDITION OF AUTHORIZED PREFERRED STOCK


Under the second proposed Amendment, the Board can authorize the issuance, at any time or from time to time, of one or more series of preferred stock, without further shareholder approval unless such approval is otherwise required. In addition, subject to the limitations on voting rights described below, the Board would determine all designations, relative rights, preferences and limitations of such stock. This includes the designation of series and numbers of shares; the dividend rights, if any; the rights upon liquidation or distribution of the assets of the Corporation, if any; the conversion or exchange rights, if any; the redemption provisions, if any; the sinking fund provisions, if any; the voting rights, if any, provided that the holders of shares of preferred stock will not be entitled to more than the lesser of (x) one vote per $100 liquidation value or (y) one vote per share, when voting as a class with the holders of shares of common stock, and will not be entitled to vote separately as a class except where the preferred stock is adversely affected (or where North Carolina corporate law requires a class vote) or, if the Board so provides, for the election of not more than two directors after default in multiple dividends on the preferred stock. No holders of shares of the Corporation will have any preemptive rights to acquire any of the preferred stock.

Well over one-half of the Corporation's peer group shown in the "Performance Graph" above have the ability to issue some type of preferred stock without further shareholder approval. The Board and management of the Corporation believe that amending the Articles of Incorporation to permit the Board to authorize the issuance of preferred stock will provide flexibility for future acquisitions, corporate financings and other corporate purposes. If the amendment is approved, the Board will be able to specify the precise characteristics of preferred stock to be issued, depending on current market conditions and the nature of specific transactions.


POSSIBLE ANTI-TAKEOVER USES

Although the proposed increase in authorized common stock and the addition of preferred stock were not prompted by a belief that additional takeover defenses are needed, and the Corporation is not aware of anyone contemplating a proposed acquisition of control of the Corporation, the additional shares could be used to oppose persons seeking to gain control of the Corporation without negotiating with the Board by, for example, privately placing such shares with purchasers who might side with the Board in opposing a hostile takeover bid or diluting the stock ownership of a person or entity seeking to gain control of the Corporation. Such uses of common or preferred stock could render more difficult an unsolicited tender offer or other attempt to acquire control, as would the Corporation's existing anti-takeover devices, including: the Corporation's shareholder rights plan, the so-called "fair price" provisions in the Articles requiring a supermajority shareholder vote to approve certain business combinations with major shareholders, and the provisions of the Articles establishing a "staggered" board of directors and a supermajority vote of shareholders in order to remove directors or amend these provisions. The Board and management believe that, as structured, the authorization of preferred stock is in the best interest of shareholders and the Corporation, since it could not disproportionately affect the voting power of existing shareholders, is consistent with sound corporate governance principles, and will enable the Corporation to structure flexible securities for use in possible acquisitions as well as to take advantage of financing alternatives at lower effective cost.

Each of the proposed amendments will be adopted if the votes cast for it exceed the votes cast against it at a shareholders' meeting at which a quorum is present. They then will become effective upon filing with the North Carolina Secretary of State.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE PROPOSED AMENDMENTS TO THE ARTICLES OF INCORPORATION: TO INCREASE THE AUTHORIZED COMMON STOCK TO 150,000,000 SHARES, AND TO AUTHORIZE A CLASS OF 20,000,000 SHARES OF PREFERRED STOCK.

PROPOSAL IV -- APPROVAL OF AMENDMENT AND
RESTATEMENT OF LONG TERM STOCK INCENTIVE PLAN

On February 13, 1995 the Board of Directors, upon recommendation of its Compensation Committee ("Committee"), adopted amendments to the Corporation's Stock Option Plan and restated it as the Long Term Stock Incentive Plan ("Plan"), subject to approval by the shareholders. Certain key amendments included in the Plan as restated are highlighted below and a general description of the entire restated plan for which shareholder approval is sought follows. The following summary description of the Plan is qualified in its entirety by reference to the full text of the restated Plan, which is attached as Exhibit 2.

The Plan is intended to benefit the Corporation and its shareholders by attracting, retaining and motivating highly qualified employees and by providing increased incentive to such employees while also helping to align their interests more closely with those of shareholders.

SUMMARY OF CERTAIN KEY AMENDMENTS


The first key amendment increases the number of shares of the Corporation's common stock available for issuance under the Plan by 2,000,000 shares. As of March 6, 1995, an aggregate of 564,337 shares were covered by outstanding options, and only approximately 340,000 shares remained available for future awards under the Plan prior to this amendment.


The other significant changes are:

     1. The term of the Plan is extended from its current expiration date of May 1, 1999 to May 1, 2005, which is ten years from the date of the shareholder vote on the amended Plan.

     2. The number of option shares which could be awarded in any calendar year to any one officer or employee is limited to 150,000 in order to comply with an Internal Revenue Code requirement that a limit be included. Presently, there is no limit on option awards to any individual.


     3. The provision for automatic stock grants of 2,250 shares of common stock to each new non-employee director of the Corporation is deleted. Proposal V in this proxy statement covers a new 1995 Non-Employee Directors' Stock Option Plan.


     4. Substantial limitations on the existing authorization of stock grants for officers and other employees have been added. Discretionary unrestricted stock grants are no longer permitted, and the amended Plan requires that grants either be restricted stock or stock paid out upon the achievement of performance goals established by the Committee. In addition, total stock grants under the amended Plan cannot exceed 10% of the shares authorized under the Plan. Presently there are no limits on stock grants.

     5. Shares may be withheld to cover applicable withholding taxes.

SUMMARY OF THE PLAN

The Plan is administered by the Committee, which must be composed of disinterested directors. The Committee selects the officers and other employees of the Corporation and its subsidiaries to be granted options or other awards, which may include stock appreciation rights ("SAR's"), restricted stock, and awards of restricted or unrestricted stock upon the achievement of performance goals established by the Committee. An option or other award may not be granted to any individual who, immediately after the award, owns and/or holds options to acquire 10 percent or more of the Corporation's common stock. Incentive stock options qualifying under the Internal Revenue Code which first become exercisable in any one year cannot exceed $100,000 of stock purchase price as to each optionee. For purposes of the Plan, full-time life insurance sales personnel of the Corporation's life insurance company subsidiaries are deemed employees.

Under the amended Plan, as of March 6, 1995 approximately 2,900,000 shares of the Corporation's common stock were reserved for Plan purposes, including approximately 2,340,000 shares not yet subject to awards. Shares issued under the Plan are authorized but unissued shares. Shares covered by options that terminate unexercised will be available for further use under the Plan. To the extent permitted by Rule 16b-3 of the Securities and Exchange Commission, any previously acquired common stock of the Corporation that is tendered as payment for an option, any restricted stock that fails to vest and any shares withheld for taxes, will also be available for further use under the Plan. Adjustments will be made in the number and kind of shares subject to the Plan and outstanding awards, and in the exercise price of outstanding awards, in the event of any change in the Corporation's outstanding shares by reason of any stock split or stock dividend, recapitalization, merger, consolidation or other similar change.

The option exercise price is set by the Committee but may not be less than 100% of the fair market value of the common stock on the date of grant. Options may be exercisable for such periods as the Committee determines, but for not more than 10 years from the date of grant.

The share purchase price must be paid in full at the time of exercise of any portion of an option. Payment may be in cash, shares of previously acquired common stock of the Corporation having a fair market value at the time of exercise equal to the exercise price, or a combination of the two. The Committee may allow "pyramiding" in the exercise of stock options and permit the exercise and simultaneous sale ("cashless exercise") of stock options through brokerage firms.

The Committee may, for one or more option awards, require each optionee to establish and maintain a stock purchase savings account in which payroll deductions will accumulate so that on the stock option exercise date the account balance will fully pay the exercise price. Interest on such accounts may be credited as determined by the Committee.

SAR's may be granted, in the sole discretion of the Committee, separately or in tandem with options. Generally, an SAR entitles an optionee to receive upon exercise cash and/or shares of the Corporation's common stock equal to the spread between the fair market value of the common stock on the exercise date and on the date the SAR was granted. No SAR's have been granted in recent years and none are now outstanding.

Options are non-transferable except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, except in special situations with specific Committee approval in each case.

Upon termination of an optionee's employment, options may be exercised for the original option terms or for such shorter periods or subject to such limitations as may be established by the Committee.

The Board of Directors may at any time amend or discontinue the Plan, but may not revoke or alter the terms of any option previously granted without the consent of the optionee. However, shareholder approval is required for any Plan amendment that would increase the number of shares reserved for the Plan, decrease the minimum option price, extend the Plan's duration, or materially modify the requirements as to eligibility or materially increase the benefits accruing to Plan participants.

No options may be granted under the amended plan after May 1, 2005.


Options granted in 1994 are shown in the "Option Grants During 1994" table above. Long-term incentive awards providing for payouts 50% in stock for any earned awards are shown in the "Long-Term Incentive Plans -- Awards in 1994" table above, and unrestricted stock payouts made for 1994 based upon performance against the goals set by the Committee for the 1993-94 cycle are shown in the LTIP Payouts column of the "Summary Compensation Table" above. In February 1995, executive officers as a group (seven persons) received options for 142,000 shares and the LTIP payouts of 4,483 shares, and other employees received options for 115,000 shares. Awards under the Plan are determined by the Committee in its sole discretion, and thus it is not possible to determine the benefits or amounts that will be received by any individual employee or group of employees in the future. As of March 6, 1995, the fair market value of the Corporation's common stock, par value $1.25, was $56.50.

CERTAIN FEDERAL TAX CONSEQUENCES

There are no tax consequences to the Corporation or the optionee at the time an option is granted.


Upon the exercise of non-qualified options or SAR's, optionees recognize income in an amount equal to the option or SAR "spread," that is, the difference between the fair market value on the date of exercise and the exercise price. The Corporation generally receives a deduction in the same amount.


On the other hand, an optionee is not taxed at the time an Incentive Stock Option is exercised, although the alternative minimum tax may apply. If the optionee holds the shares for the longer of one year from exercise or two years from the option grant, the optionee generally does not recognize income until the shares are sold (at which time the difference between the sale proceeds and the exercise price is taxed as capital gain) and the Corporation does not receive any deduction. If the holding period is not satisfied, the optionee recognizes ordinary income, and the Corporation is entitled to a tax deduction, to the extent of the lesser of the gain realized and the option spread at exercise.

Restricted stock grants are taxed upon the vesting of shares in an amount equal to the fair market value of the shares on the date they vest. The Corporation receives a deduction in the same amount. This same tax treatment applies at the time of delivery of shares as unrestricted stock grants paid out after performance goals are achieved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDED AND RESTATED LONG TERM STOCK INCENTIVE PLAN.

The affirmative vote of a majority of the shares present or represented and entitled to vote at the meeting is required to approve the amended and restated Plan. In accordance with Rule 16b-3, abstentions will be treated as present or represented and entitled to vote, and broker non-votes will not be so treated.

PROPOSAL V -- APPROVAL OF 1995 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

In November 1994, the Board's Compensation Committee recommended the adoption of a stock option program for outside directors. On February 13, 1995, the Board of Directors adopted, subject to approval by the Corporation's shareholders, the Non-Employee Directors' Stock Option Plan ("Plan").

The Plan is designed to encourage directors to acquire increased ownership of the Corporation's common stock, thereby helping to align the interests of non-employee directors and the shareholders, and to assist in attracting and retaining directors who have the experience, ability and skills necessary to assist in the Corporation's sustained growth and prosperity.

Non-employee directors also receive cash remuneration for their services, as described above under "Compensation of Directors."

DESCRIPTION OF THE PLAN

The following summary description of the Plan is qualified in its entirety by reference to the full text of the Plan, which is attached as Exhibit 3.

The Plan provides for an initial award on February 13, 1995 of options to purchase 5,000 shares of common stock of the Corporation and automatic yearly awards of options to purchase 2,250 shares of common stock each year from 1996 through 1999. Awards are made to each active director serving on the Board at the time of the award who is not an employee of the Corporation or any of its subsidiaries or affiliates. Each new non-employee director will receive the initial award of 5,000 shares on joining the Board, and in ensuing years will receive the annual award. Assuming his election, Mr. Henderson will receive the initial award on May 1, 1995 and annual awards commencing in 1996. The amounts of future awards are subject to adjustment in the event of stock splits and other changes in stock.

Each option permits the holder to purchase shares at their fair market value on the date the option was awarded. Payment may be in cash, previously acquired common stock or a combination of the two. The share purchase price must be paid in full at the time of exercise of any portion of an option.

The Plan provides that the initial awards on February 13, 1995 will vest on the date shareholder approval is given (shareholders will vote on May 1, 1995) and will become exercisable six months after that date. Annual awards will vest and become exercisable after one year. The initial award to any new director will vest and become exercisable in equal annual installments over three years. If there is a change in control of the Corporation as defined in the Plan, all options will immediately vest and generally will become exercisable.

Annual option awards under the Plan will be made on the first regular quarterly Board meeting date in each year from 1996 through 1999. The Plan will expire, unless earlier terminated, on March 31, 1999.

                   NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

                                                                       NUMBER OF SHARES(1)
                                                              -------------------------------------
                                                                INITIAL                   ANNUAL
                    PLAN PARTICIPANTS                         OPTION AWARD             OPTION AWARD
---------------------------------------------------------------------------------------------------
Executive officers and other employees....................            0                        0
Each non-employee director................................        5,000                    2,250
Non-employee directors as a group(2)......................       60,000(3)                27,000

---------------

(1) Number of shares of common stock that can be purchased under each initial or annual option.
(2) As of March 6, 1995; includes twelve non-employee directors.
(3) The option exercise price for the initial awards is $54.625, which is 100% of the fair market value of the common stock on February 13, 1995.


As of March 6, 1995, the fair market value of the Corporation's common stock, par value $1.25, was $56.50.

All options will expire ten years after the date of grant, unless earlier terminated. If a participating director terminates service on the Board as the result of death, disability, retirement pursuant to Board policy or a change in control, previously granted options will vest immediately. If a participating director terminates service on the Board for any other reason, his or her outstanding options may be exercised only to the extent that they were exercisable at the time of such termination, and any unvested options are forfeited. All options must be exercised within five years of termination of Board service and in any event within the original ten-year option term. Each option will be nontransferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

An aggregate of 200,000 shares of common stock are subject to the Plan. Shares subject to options that terminate unexercised will be available for future option grants. Adjustments will be made in the number and kind of shares subject to the Plan, future awards and outstanding options, and in the purchase price of outstanding options, in the event of any change in the Company's outstanding shares by reason of any stock split or stock dividend, recapitalization, merger, consolidation or other similar corporate change.

The Plan will be administered by a committee appointed by the Board and consisting of directors and others who are not eligible to participate in the Plan. The initial members of the committee are Messrs. Blackwell, Ferguson and Stonecipher. The committee is authorized to interpret the Plan, establish and amend rules relating to the Plan and make other determinations necessary or advisable for the administration of the Plan, but will have no discretion with respect to the selection of directors to receive options, the number of shares subject to the Plan or to any option or the purchase price for shares subject to option. The committee will also have no authority to increase Plan benefits materially. The Board of Directors may terminate the Plan, but may amend the Plan only in minor respects and cannot extend its duration, reduce the option price, increase the shares reserved or increase Plan benefits materially.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The options granted under the Plan will be non-statutory options not intended to qualify under Section 422A of the Internal Revenue Code. The grant of options will not result in taxable income to the director or a tax deduction for the Corporation. The exercise of an option will result in taxable ordinary income to the director and a corresponding deduction for the Corporation, in each case equal to the difference between the fair market value of the shares on the date of exercise and the option exercise price.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE 1995 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN.

The affirmative vote of a majority of the shares present or represented and entitled to vote at the meeting is required to approve the Plan. In accordance with Rule 16b-3 of the Securities and Exchange Commission, abstentions will be treated as present or represented and entitled to vote, and broker non-votes will not be so treated.

OTHER INFORMATION

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Upon recommendation of the Audit Committee, the Board has selected McGladrey & Pullen, LLP as the Corporation's independent public accountants for the fiscal year ending December 31, 1995. As in past years, representatives of McGladrey & Pullen, LLP will be present at the Meeting. They will be given the opportunity to make a statement and will be available to respond to appropriate questions.

EXPENSES AND METHODS OF SOLICITATION

The Corporation pays the costs of soliciting proxies. Brokerage houses and other custodians, nominees and fiduciaries will be asked to forward solicitation materials to the beneficial owners and will be reimbursed for their reasonable expenses. The Corporation has retained Georgeson & Co. to perform various proxy advisory and solicitation services for a total estimated fee of $17,500, plus out-of-pocket expenses. In addition, directors, officers and other employees of the Corporation and its subsidiaries may solicit proxies by mail, telephone, telecopier or telegraph or in person.

CORPORATE GOVERNANCE MATTERS


Since their adoption by the Board of Directors in 1993, the Corporation has complied in all material respects with the Statement of Principles referred to on page 5, which was ratified at the 1993 Annual Meeting of Shareholders by the affirmative vote of 94% of the votes cast. The Principles have not been modified, amended or waived in any respect since their adoption. A copy of the Principles is available upon request to the Secretary of the Corporation and will be available for review by shareholders at the Meeting.


SHAREHOLDER PROPOSALS FOR THE 1996 ANNUAL MEETING


Jefferson-Pilot's 1996 annual meeting of shareholders is tentatively scheduled for May 6, 1996. Any shareholder proposal to be presented at that meeting must be received by the Corporation's secretary by November 29, 1995 in order to be timely received for inclusion in the Corporation's proxy statement for that meeting.


The Corporation's Articles of Incorporation and By-Laws provide that any shareholder entitled to vote at an annual meeting may nominate at that meeting one or more persons for election as directors only if written notice of such shareholder's intent to make such nomination or nominations has been given to the Secretary of the Corporation not later than 90 days in advance of such meeting. The By-Laws similarly require 90 days' advance written notice to the Secretary of any resolution to be presented at that meeting.

OTHER MATTERS

The Board of Directors is not aware of any other matters which may be presented for action at the Meeting. Should any other matter requiring a vote of the shareholders arise, the accompanying proxy will be voted with respect to the matter, in accordance with the best judgment of the person or persons voting the proxy, in the interest of the Corporation.

Whether or not you plan to attend the Meeting, please promptly sign, date and return the enclosed proxy card.

By Order of the Board of Directors

Robert A. Reed
Vice President and Secretary

                                                                       EXHIBIT 1

                      PROPOSED AMENDMENTS TO THE ARTICLES

The full text of Article IV of the Articles of Incorporation of the Corporation, as proposed to be amended, is set forth below:

                                   ARTICLE IV

The corporation shall be authorized to issue One Hundred Fifty Million (150,000,000) shares designated as common stock, with a par value of One and 25/100 Dollars ($1.25) per share, and Twenty Million (20,000,000) shares designated as preferred stock, each with the following preferences, limitations and relative rights:

(a) Each share of common stock shall have one vote, and, except as otherwise provided in respect of any series of preferred stock hereafter established, the exclusive voting power for all purposes shall be vested in the holders of the shares of common stock. In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the holders of the shares of common stock shall be entitled to share ratably in the net assets of the corporation, after payment or provision for payment of the debts and other liabilities of the corporation and the amount, if any, to which the holders of shares of preferred stock shall be entitled in accordance with the preferences of such shares established by the Board of Directors.


(b) The Board of Directors is authorized, subject to limitations prescribed by the North Carolina Business Corporation Act and these Articles of Incorporation, to adopt and file from time to time, without further shareholder action, Articles of Amendment that authorize the issuance of shares of preferred stock which may be divided into two or more series, each with such designations, preferences, limitations and relative rights as the Board of Directors may determine, including without limitation dividend rights, if any, and the extent if any to which dividends are cumulative, rights if any upon liquidation or distribution of the assets of the corporation, conversion or exchange rights if any, redemption rights if any, and voting rights if any, provided that the holders of preferred stock will not be entitled to more than the lesser of (x) one vote per $100 liquidation value or (y) one vote per share, when voting as a class with the holders of shares of common stock, and will not be entitled to vote separately as a class except where the preferred stock is adversely affected or, to the extent provided in said Articles of Incorporation, for the election of not more than two directors after multiple dividend defaults.

                                                                       EXHIBIT 2

                          JEFFERSON-PILOT CORPORATION

                         LONG TERM STOCK INCENTIVE PLAN

This Long Term Stock Incentive Plan (the "Plan") of Jefferson-Pilot Corporation (the "Corporation") reflects amendments to and is a restatement, effective May 1, 1995, of the Corporation's Stock Option Plan (the "Original Plan").

1. PURPOSE OF THE PLAN.

The purpose of the Plan is to provide further incentive to, and to encourage stock ownership by the officers and other employees of the Corporation and its subsidiaries (the "Company"). The Plan is intended to benefit the Company and its shareholders by attracting, retaining and motivating highly qualified employees and by providing increased incentive to such employees while also helping to align their interests more closely with those of shareholders.

2. ADMINISTRATION.

The Plan shall be administered by the Compensation Committee (the "Committee") of the Corporation's Board of Directors (the "Board") exclusive of any member who is not disinterested within the meaning of Rule 16b-3 ("Rule 16b-3") under the Securities Exchange Act of 1934 (the "1934 Act"). The Committee shall have exclusive authority to interpret the Plan, to establish and revise rules and regulations relating to the Plan and its administration and to make any other determination which it believes necessary or advisable for the administration of the Plan. Decisions of the Committee shall be final and binding upon all persons having an interest in the Plan.

Subject to the terms and conditions of the Plan, the Committee shall have the exclusive authority to identify the employees eligible to receive awards under the Plan and to make awards of stock options, stock appreciation rights and stock grants. Consistent with the provisions of the Plan, the Committee shall establish the terms, conditions and duration of each award made under the Plan.

3. ELIGIBILITY.

Awards under the Plan may be made only to employees of the Company. The Committee may designate one or more classes of participants under the Plan. "Employee" includes full-time life insurance agents who are employees for Social Security tax purposes.

The aggregate number of shares covered by options awarded to an individual during any calendar year shall not exceed 150,000.

No option or stock appreciation right may be granted to any person who, immediately after the time of the award, owns 10 percent or more of the common stock of the Corporation or one of its subsidiaries. For this purpose, all outstanding options and stock appreciation rights awarded to an employee shall be considered stock owned by the employee.

4. STOCK SUBJECT TO THE PLAN.

There shall be reserved for purposes of the Plan, subject to adjustment pursuant to Section 12, two million shares of the common stock of the Corporation ("common stock") plus such number of shares of common stock as remain reserved as of May 1, 1995 under the Original Plan. Any shares subject to an option or other award under the Plan which for any reason expires or is terminated unexercised or unvested as to such shares, any previously acquired common stock that is tendered as payment for an option being exercised and any shares withheld for taxes shall be available for further use under the Plan, to the extent not restricted by Rule 16b-3.

Restricted and unrestricted stock grants shall be limited to 10% of the total shares reserved for the Plan, subject to adjustment pursuant to Section 12.

5. OPTION PRICE.

The exercise price of all options and stock appreciation rights awarded pursuant to the Plan shall be set by the Committee and shall not be less than the Fair Market Value of the common stock on the date the award is made.

"Fair Market Value" of the common stock on any date shall be the closing price on that date (or if the Committee so determines as to ISO's, the mean between the high and low trading prices) based upon its consolidated trading as generally reported. For any date on which the stock is not traded, Fair Market Value shall be such price on the next preceding trading day.

6. TYPES OF OPTIONS.

All stock options shall represent the right to purchase common stock and shall be non-qualified stock options unless the Committee has specified, at the time of grant, that options are Incentive Stock Options ("ISO's") under Section 422 of the Internal Revenue Code. The grant, exercise or lapse of an ISO (or non-qualified stock option) shall not increase, decrease or otherwise affect the terms or conditions attached to the grant, exercise or lapse of a non-qualified stock option (or ISO).

The aggregate Fair Market Value (determined at the time the option is granted) of the stock with respect to which ISO's first become exercisable by an employee during any calendar year shall not exceed $100,000. If the Company establishes any other ISO plan, the $100,000 limit shall apply to ISO's first exercisable in any calendar year under all of the Company's plans.

7. LIMITATIONS ON EXERCISE.

Each option shall be exercisable for such period as the Committee shall determine, but for not more than ten years after the date of grant thereof.

The Committee may allow an individual to exercise stock options and stock appreciation rights after termination of employment in accordance with the original terms of the award, and may provide for earlier termination or expiration of the awards under specified circumstances.

8. EXERCISE OF OPTION.

The option price for the shares purchased under an option shall be paid in full at the time of exercise, in cash or by the surrender of shares of common stock of the Corporation valued at Fair Market Value on the date of exercise, or by any combination of cash and such shares. Exercise shall be effective upon receipt by the Secretary of the Corporation of notice of such exercise accompanied by proper payment.

9. STOCK PURCHASE SAVINGS ACCOUNT

The Committee may require that any, certain classes or all employees receiving specified options establish and maintain a Stock Purchase Savings Account. The purpose of such account would be to accumulate by payroll deduction on the exercise date of the option an amount sufficient to fully pay for the number of shares optioned to the employee, including an allowance for interest on the account at a rate and under conditions determined by the Committee.

10. STOCK APPRECIATION RIGHTS.

The Committee may grant stock appreciation rights to eligible employees, either separately or in tandem with stock options. The Committee shall determine the time and conditions of exercisability and whether the stock appreciation shall be payable in common stock, cash or a combination of both. The grant, exercise or lapse of a stock appreciation right shall not increase, decrease or otherwise affect the terms or conditions attached to the grant, exercise or lapse of an ISO.

11. STOCK GRANTS.

The Committee may make stock grants to selected officers and other employees of the Corporation and its subsidiaries to enable such persons to acquire stock on such terms and conditions as the Committee determines are in the best interests of the Company. Stock grants may be either Restricted Stock which vests over time or subject to other conditions, or restricted or unrestricted stock paid out upon the achievement of performance goals established by the Committee. Discretionary, unrestricted stock grants are not permitted.

12. DILUTION AND OTHER ADJUSTMENTS.

In the event of any change in the outstanding shares of the common stock by reason of any stock split, stock dividend, reorganization, recapitalization, merger, consolidation, combination or exchange of shares, the sale, lease or conveyance of all or substantially all of the assets of the Corporation, or other similar corporate change, such equitable adjustments shall be made in the Plan, in the number of shares reserved for the Plan and in the awards hereunder including the exercise price and number of shares under outstanding options, as the Committee determines are necessary or appropriate. Adjustments for stock splits and stock dividends shall be automatic.

13. CHANGE IN CONTROL.

In the event of a Change in Control, options and stock appreciation rights may become immediately exercisable and may remain exercisable for such periods not exceeding the original terms thereof, restricted stock awards may immediately vest, and long term incentive awards providing for restricted or unrestricted stock payouts may be immediately settled, all as the Committee shall determine either at or after the time of granting the options or making the respective other awards. "Change in Control" means (i) a transaction under which any "person" (as such term is used in Sections 13(d) and 14(d) of the 1934 Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly of securities of the Corporation representing 25% or more of the combined voting power of the Corporation's then outstanding securities;
(ii) the Corporation shall enter into an agreement to sell substantially all of its assets or shall enter into any transaction which would result in the Corporation's owning less than 50% of the outstanding common stock or other ownership interest of Jefferson-Pilot Life Insurance Company; (iii) the Corporation or Jefferson-Pilot Life Insurance Company or any other subsidiary of the Corporation shall consummate a sale of substantially all of the assets of the subsidiary or division ("business unit") in which the optionee is employed or shall consummate any transaction which results in the Corporation's owning less than 50% of the outstanding common stock or other ownership interest of the business unit in which the optionee is employed; (iv) there shall be consummated any consolidation or merger of the Corporation in which the holders of the Corporation's capital stock immediately prior to the consummation of the transaction do not hold more than 50% of the common stock of the surviving corporation immediately after consummation of the transaction measured both in voting power and in number of shares of common stock outstanding after such transaction (treating as outstanding any common stock which would result from the conversion of any outstanding convertible securities for both the voting power and total outstanding common stock tests); (v) the shareholders of the Corporation approve any plan or proposal for the liquidation or dissolution of the Corporation or for any transaction specified in the preceding clause (iv); or (vi) any other event or condition specified by the Committee as effectively changing control of the Corporation.

14. MISCELLANEOUS PROVISIONS.

(a) Rights as Shareholder. An optionee shall have no rights as a holder of common stock with respect to options or stock appreciation rights awarded hereunder, unless and until certificates for shares of such stock are issued.

(b) Non-Transferability. Options and stock appreciation rights shall not be assignable or transferable otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, and during an optionee's lifetime shall be exercisable only by the optionee or a duly appointed guardian or legal representative of the optionee. However, the Committee may specify as to one or more optionees, that limited transfers shall be permitted because of special circumstances.

(c) Agreements. All options and stock appreciation rights awarded under the Plan shall be evidenced by agreements or notices containing such terms and conditions (not inconsistent with the Plan) as the Committee shall specify.

(d) Government Regulations. The Plan and the awarding and exercise of options hereunder shall be subject to all applicable Federal and state laws and all rules and regulations issued thereunder, including registration and private placement restrictions, and the Board in its discretion may, subject to the provisions of Section 16 hereof, make such changes in the Plan (except such changes which, by law or in order to maintain the exemption provided by Rule 16b-3, must be approved by the shareholders) or impose restrictions upon the exercise of options as may be required to conform the Plan to such applicable laws, rules and regulations.

(e) Costs, Expenses and Taxes. The costs and expenses of administering the Plan shall be borne by the Company and not charged to any optionee. Income and other taxes assessed on the spread when an option or stock appreciation right is exercised and on stock grants shall be the responsibility of the person exercising the option. Any tax withholding required by law may be paid through the Corporation's withholding of shares otherwise issuable upon exercise, in accordance with procedures established by the Committee and consistent with
Section 16.

(f) No Right to Continue as an Employee. Neither the Plan, nor the granting of an option, stock appreciation right or stock grant or any other action taken pursuant to the Plan, shall confer upon an optionee any right to remain an employee or restrict the Company's right to take any personnel action with respect to such optionee.

(g) Notice. Any notice required or permitted to be given to the Company under the Plan, including notice of exercise of any awards, shall be in writing to the Secretary of the Corporation and shall be effective upon receipt.

15. AMENDMENT AND TERMINATION OF THE PLAN.


(a) Amendment of the Plan. The Board may amend, suspend or terminate the Plan at any time and from time to time, provided however that without approval of the Corporation's shareholders, no revision or amendment shall increase the number of shares reserved for the Plan (except as provided in Section 12), reduce the minimum exercise price specified in Section 5, extend the duration of the Plan, change the designation of the class of employees eligible to receive options or other awards (except as permitted by Rule 16b-3), or materially increase the benefits accruing to participants under the Plan. Further, no amendment or termination of the Plan may alter or impair any rights or obligations of any award previously made without the consent of the awardee.


(b) Termination. The Plan (but not any awards theretofore made) shall in any event terminate on, and no awards shall be made after, May 1, 2005.

16. COMPLIANCE WITH SEC REGULATIONS.

It is the Corporation's intent that the Plan comply in all respects with Rule 16b-3 and any related regulations and interpretations. If any provision of this Plan is later found not to be in compliance with such Rule and regulations, the provision shall be limited in application to persons not affected by Rule 16b-3 if Rule 16b-3 so permits, and otherwise shall be deemed null and void.

17. GOVERNING LAW.

The Plan shall be construed in accordance with and governed by the laws of the State of North Carolina, excluding any choice of law provisions which may indicate the application of the laws of another jurisdiction.

                                                                       EXHIBIT 3

                          JEFFERSON-PILOT CORPORATION

                 1995 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

1. PURPOSE.

The 1995 Non-Employee Directors' Stock Option Plan (the "Plan") of Jefferson-Pilot Corporation (the "Corporation") is designed to encourage directors to acquire increased ownership of the Corporation's common stock, thereby helping to align the interests of non-employee directors and the shareholders, and to assist in attracting and retaining directors who have the experience, ability and skills necessary to assist in the Corporation's sustained growth and prosperity.

2. EFFECTIVE DATE.

The Plan shall be effective on February 13, 1995, subject to the approval of the Plan by the holders of at least a majority of the outstanding shares of the Corporation's common stock present or represented and entitled to vote at the 1995 Annual Meeting of Shareholders. Awards of options made under the Plan on its effective date are subject to shareholder approval of the Plan as provided above. In the event such approval is not obtained, such options shall be null and void.

3. ADMINISTRATION OF THE PLAN.

The Plan shall be administered by a committee of at least three persons appointed by the Board of Directors (the "Board") of the Corporation (the "Committee"), who need not be directors and none of whom shall be eligible to receive options under the Plan. Awards of stock options under the Plan and the amount and nature of the awards shall be automatic as described in Section 6. The Plan is intended to meet the requirements of Rule 16b-3(c)(2)(ii) adopted under the Securities Exchange Act of 1934 (the "1934 Act") and accordingly is intended to be self-governing. To this end the Plan requires no discretionary action by any administrative body with regard to any transaction under the Plan. To the extent, if any, that any questions of interpretation arise, they shall be resolved by the Committee in its sole discretion and such determination shall be final and binding upon all persons having an interest in the Plan. Any or all powers and discretion vested in the Committee under this Plan may be exercised by any one Committee member who is so authorized by the Committee. The Committee shall have no discretion with respect to designating the recipient of an option, the number of shares subject to an option, the date of award or the exercise price of an option.

4. PARTICIPATION IN THE PLAN.

All members of the Corporation's Board who are not as of the date of any option award employees of the Corporation or any of its subsidiaries or affiliates shall be eligible to participate in the Plan ("Eligible Non-Employee Director").

5. NON-QUALIFIED STOCK OPTIONS.

All options awarded under the Plan shall be non-qualified stock options covering shares of common stock of the Corporation.

6. TERMS, CONDITIONS AND FORM OF OPTIONS.

(a) Initial Option Awards. On February 13, 1995, an option to purchase 5,000 shares shall be automatically awarded to each Eligible Non-Employee Director. Each such option shall vest on the date the Corporation's shareholders approve the Plan in accordance with Section 2, and shall become exercisable six months after such date.

On the date that each new Eligible Non-Employee Director joins the Board, an option to purchase 5,000 shares shall be automatically awarded to such director. Such option will vest and become exercisable in three equal annual installments commencing on the first anniversary of the date of award.

(b) Annual Option Awards. On the date of the first regular meeting of the Board in each calendar year from 1996 through 1999, an option to purchase 2,250 shares shall be automatically awarded to each Eligible Non-Employee Director other than any such director who received an initial option award in the then preceding six months. Each such option shall vest on the first anniversary of the date of award.

(c) Exercise Price. The exercise price per share of stock for which each option is exercisable shall be 100% of the fair market value per share on the date the option is awarded, which shall be the closing price of the stock based upon its consolidated trading as generally reported for that date. If there is no reported trading for that date, such closing price for the next preceding trading day shall be used.

(d) Term of Option. Each option shall terminate upon the expiration of ten years from the date of award, and shall be subject to earlier termination as hereinafter provided.

(e) Termination of Service. In the event of the termination of service on the Board by the holder of any option, other than by reason of retirement pursuant to Board policy, permanent disability, death or a Change in Control, the then outstanding options of such optionee shall be exercisable only to the extent that they were exercisable on the date of such termination, and any unvested options shall be forfeited. In the event of termination of Board service of an optionee by reason of retirement pursuant to Board policy, permanent disability, death or a Change in Control, each of the then outstanding options of such optionee shall immediately vest and become exercisable, provided however that no option (even though exercisable) shall be exercised within six months after the date it is awarded but that the Committee may settle such option in cash during such period following a Change in Control.

(f) Exercise After Service Terminated. An optionee shall be entitled to exercise all vested options within five years after termination of Board service, but in no event after the expiration date of the option.

(g) Exercise of Options. The option price for the shares purchased shall be paid in full at the time of exercise, in cash or by the surrender of shares of common stock of the Corporation valued at their fair market value on the date of exercise, or by any combination of cash and such shares. Exercise shall be effective upon receipt by the Secretary of the Corporation of notice of such exercise accompanied by proper payment.

7. SHARES OF STOCK SUBJECT TO THE PLAN.

The shares that may be purchased pursuant to options under the Plan shall not exceed an aggregate of 200,000 shares of the Corporation's common stock. Any shares subject to an option which for any reason expires or is terminated unexercised as to such shares shall again be available for issuance under the Plan.

8. DILUTION AND OTHER ADJUSTMENT.

In the event of any change in the outstanding shares of the Corporation's stock by reason of any stock split, stock dividend, recapitalization, merger, consolidation, combination or exchange of shares, the sale, lease or conveyance of substantially all of the assets of the Corporation or other similar corporate change, such equitable adjustments shall be made in the Plan, in the maximum number of shares referred to in Section 7 and in the awards hereunder, including future awards under Section 6 and the exercise price of outstanding options, as the Committee determines are necessary or appropriate. In the event of any stock split or stock dividend, such adjustments shall be self-operative and shall not require any Committee action.

9. CHANGE IN CONTROL.

In the event of a Change in Control, options shall become immediately exercisable and remain exercisable for the period specified in Section 6(f). "Change in Control" means (i) a transaction under which any "person" (as such term is used in Sections 13(d) and 14(d) of the 1934 Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly of securities of the Corporation representing 25% or more of the combined voting power of the Corporation's then outstanding securities; (ii) the Corporation shall enter into an agreement to sell substantially all of its assets or shall enter into any transaction which would result in the Corporation's owning less than 50% of the outstanding common stock or other ownership interest of Jefferson-Pilot Life Insurance Company;
(iii) there shall be consummated any consolidation or merger of the Corporation in which the holders of the Corporation's capital stock immediately prior to the consummation of the transaction do not hold more than 50% of the common stock of the surviving corporation immediately after consummation of the transaction measured both in voting power and in number of shares of common stock outstanding after such transaction (treating as outstanding any common stock which would result from the conversion of any outstanding convertible securities for both the voting power and total outstanding common stock tests); or (iv) the shareholders of the Corporation approve any plan or proposal for the liquidation or dissolution of the Corporation or for any transaction specified in the preceding clause (iii).

10. MISCELLANEOUS PROVISIONS.

(a) Rights as Shareholder. An optionee shall have no rights as a holder of the Corporation's common stock with respect to options awarded hereunder, unless and until certificates for shares of such stock are issued to the optionee.

(b) Non-Transferability. Options shall not be assignable or transferable otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, and during an optionee's lifetime shall be exercisable only by the optionee or a duly appointed guardian or legal representative of the optionee.

(c) Agreements. All options awarded under the Plan shall be evidenced by agreements or notices containing such terms and conditions (not inconsistent with the Plan) as the Committee shall adopt.

(d) Government Regulations. The Plan and the awarding and exercise of options hereunder shall be subject to all applicable Federal and state laws and all rules and regulations issued thereunder, including registration and private placement restrictions, and the Board in its discretion may, subject to the provisions of Section 12 hereof, make such changes in the Plan (except such changes which, by law or in order to maintain the exemption provided by Rule 16b-3 under the 1934 Act, must be approved by the shareholders) or impose restrictions upon the exercise of options as may be required to conform the Plan to such applicable laws, rules and regulations.

(e) Costs, Expenses and Taxes. The costs and expenses of administering the Plan shall be borne by the Corporation and not charged to any optionee. Income and other taxes assessed on the spread when an option is exercised shall be the responsibility of the person exercising the option. Should any tax withholding be required by law, such taxes may be paid through the Corporation's withholding of shares otherwise issuable upon exercise, in accordance with procedures established by the Committee and consistent with Section 12.

(f) No Right to Continue as a Director. Neither the Plan, nor the granting of an option nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Corporation will retain a director for any period of time, or at any particular rate of compensation.

11. AMENDMENT AND TERMINATION OF THE PLAN.

(a) Amendment of the Plan. The Board may amend, suspend or terminate the Plan at any time, provided, however, that without approval of the shareholders, no revision or amendment shall increase the number of shares subject to the Plan (except as provided in Section 8), extend the Plan's duration, reduce the option price, change the designation of the class of directors eligible to receive options, or materially increase the benefits accruing to participants under the Plan. Further, no amendment or termination of the Plan may alter or impair any rights or obligations of any option previously awarded without the consent of the optionee. The Plan provisions may not be amended more than once every six months, other than to comport with changes in the

Internal Revenue Code or the rules thereunder or unless such amendment is permitted by Rule 16b-3(c)(ii)(B) under the 1934 Act.

(b) Termination. The Plan (but not any options theretofore awarded) shall in any event terminate on, and no options shall be granted after, March 31, 1999.

12. COMPLIANCE WITH SEC REGULATIONS.

It is the Corporation's intent that the Plan comply in all respects with Rule 16b-3 under the 1934 Act and any related regulations. If any provision of this Plan is later found not to be in compliance with such Rule and regulations, the provision shall be deemed null and void. All awards and exercises of options under this Plan shall be executed in accordance with the requirements of Section 16 of the 1934 Act and regulations promulgated thereunder.

13. GOVERNING LAW.

The Plan shall be construed in accordance with and governed by the laws of the State of North Carolina, excluding any choice of law provisions which may indicate the application of the laws of another jurisdiction.

                                                                       EXHIBIT 4

PROXY                     JEFFERSON-PILOT CORPORATION                   (LOGO)

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

             FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 1, 1995

The undersigned hereby constitute(s) and appoint(s) David A. Stonecipher, William E. Blackwell and John D. Hopkins, and each or any of them, attorneys and proxies of the undersigned, with full power of substitution to each, and with all the powers the undersigned would possess if personally present, to vote all shares of stock of Jefferson-Pilot Corporation the undersigned is entitled to vote at the Annual Meeting of the Shareholders of Jefferson-Pilot Corporation to be held on May 1, 1995, and at any adjournment thereof, upon the matters referred to in the Notice of Meeting and Proxy Statement for said meeting and in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN, OR IF NO CHOICE IS SPECIFIED, FOR ALL THE PROPOSALS LISTED ON THE REVERSE SIDE. DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER MATTERS THAT MAY COME BEFORE THE MEETING.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE FIVE PROPOSALS.

             (IMPORTANT -- TO BE SIGNED AND DATED ON REVERSE SIDE)

                                                                SEE REVERSE SIDE

/X/ PLEASE MARK VOTES AS IN THIS EXAMPLE.

1. Election of four Class III Directors:
  Nominees: Robert G. Greer, George W. Henderson, III, Hugh L. McColl, Jr. and
   Martha A. Walls.
  / /FOR all listed nominees
                                        ------------------------------------
                                        / /FOR all listed nominees except as
  / /WITHHOLD AUTHORITY to vote            noted above
     for all listed nominees

2. Approval of Amendment to Articles of Incorporation of the Corporation to increase the authorized Common Stock.

                  FOR / /        AGAINST / /        ABSTAIN / /

3. Approval of amendment to the Articles of Incorporation to authorize a new class of preferred shares.

                  FOR / /        AGAINST / /        ABSTAIN / /

4. Approval of amendment and restatement of Long Term Stock Incentive Plan.

                  FOR / /        AGAINST / /        ABSTAIN / /

5. Approval of the 1995 Non-Employee Directors' Stock Option Plan.

                  FOR / /        AGAINST / /        ABSTAIN / /

/ / I plan to attend the meeting.
/ / See noted comments.

IMPORTANT: PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEAR HEREON. PERSONS SIGNING AS ATTORNEY-IN-FACT, CORPORATE OFFICER OR IN A FIDUCIARY CAPACITY SHOULD STATE THEIR TITLE. IF STOCK IS HELD BY JOINT TENANTS OR AS COMMUNITY PROPERTY, ALL PARTIES SHOULD SIGN.

                                                        Date
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                                                        Date
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